Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-102593, 333-104958, 333-107756 and 333-108889 on Form S-3 and Registration Statement Nos. 333-35751, 333-88635, 333-43834, 333-70952, 333-96963, 333-107008, 333-121533, 333-127662 and 333-134874 on Form S-8 of our reports dated March 14, 2007, relating to the financial statements and financial statement schedule of Dot Hill Systems Corp. and subsidiaries (which report includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006, and management’s report on the effectiveness of internal control over financial reporting), appearing in this Annual Report on Form 10-K of Dot Hill System Corp. and subsidiaries for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 14, 2007